December 21, 2018

U.S. Securities and Exchange Commission 450 Fifth Street, N.W.

Washington, DC 20549

RE: Global Pharma Labs, Inc.

File No. 24R-00072

We have read the statements under Item 4 of the Current Report on Form 1-U to be filed with the Securities and Exchange Commission December 21, 2018 regarding the change of auditors. We agree with all statements pertaining to us.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas